CERTIFICATE OF MERGER

OF

MTB MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

BANNER MIDSTREAM CORP.

(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

Banner Midstream Corp., a corporation organized and existing under the laws of Delaware, hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations are:

(a) MTB Merger Sub, Inc., a Delaware corporation (“Merger Sub”);

and

(b) Banner Midstrean1 Corp., a Delaware corporation (“Banner”).

2. An Agreement and Plan of Merger, dated as of September 26, 2019, together with amendments thereto (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of Merger Sub and Banner in accordance with the provisions of subsection (b) of Section 251 of the General Corporation Law of the State of Delaware.

3. The surviving corporation is Banner (the “Surviving Corporation”).

4. The Certificate of Incorporation of Banner shall be the Certificate of Incorporation of the Surviving Corporation.

5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 5899 Preston Rd., Unit 505, Frisco, TX 75034.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Merger Sub or stockholder of Banner.

7. This Certificate of Merger shall become effective upon the filing hereof with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, Banner Midstream Corp. has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, on the 15th day of November, 2019.

BANNER MIDSTREAM CORP.,
a Delaware corporation

By:	/s/ Jay Puchir
Jay Puchir, President

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